QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.35

POWER PURCHASE AND SALE AGREEMENT

between

EME Homer City Generation L.P.

and

Edison Mission Marketing & Trading, Inc.

Sales by Edison Mission Marketing & Trading, Inc. will be pursuant to:

Edison Mission Marketing & Trading, Inc.'s Rate Schedule
FERC No. 1 (Docket No. ER99-852, dated February 5, 1999)

Sales by EME Homer City Generation L.P. will be pursuant to:

EME Homer City Generation L.P.'s Rate Schedule
FERC No. 1 (Docket No. ER99-6661, dated February 24, 1999)

TABLE OF CONTENTS

Article 1.	Definitions		1
Article 2.	Transactions and Commitments of the Parties		4
	2.1	Form of Contract	4
	2.2	Non-Firm Transactions	5
	2.3	Firm Transactions	5
Article 3.	Quantity and Interruptions of Firm Transactions		5
	3.1	Quantity	5
	3.2	Interruptions of Firm Transactions	5
Article 4.	Delivery Points and Reliability Guidelines		7
	4.1	Delivery Point	7
	4.2	Reliability Guidelines	7
Article 5.	Price		7
Article 6.	Term		7
Article 7.	Records and Billing		7
	7.1	Accounting Period	7
	7.2	Late Payments	7
	7.3	Billing	7
	7.4	Records	8
	7.5	Termination	8
Article 8.	Limitation of Liability		8
	8.1	Title Transfer	8
	8.2	Responsibilities and Liabilities	8
	8.3	Remedies	8
	8.4	Limitation of Liability	8
Article 9.	Assignment and Succession		9
Article 10.	Force Majeure and General Limitation of Liability		9
	10.1	Effect of Force Majeure	9
	10.2	Force Majeure	9
	10.3	Good Electric Operating Practice	9
	10.4	Interruption by Transmitting Utility	9
Article 11.	Taxes		10
	11.1	Allocation of an Indemnity of Taxes	10
	11.2	Cooperation	10
Article 12.	Arbitration		10
Article 13.	Events of Default		10
	13.1	Event of Default	10
	13.2	Rights Under Agreement	11
	13.3	Termination Upon Default	11

i

Article 14.	Miscellaneous		11
	14.1	Regulatory	11
	14.2	Authorizations	12
	14.3	Notices	12
	14.4	Costs	12
	14.5	Expenses	13
	14.6	Consent to Recording	13
	14.7	Entirety	13
	14.8	Governing Law	13
	14.9	Non-Waiver	13
	14.10	UCC Applicability	13
	14.11	Severability	13
	14.12	Security	13
	14.13	Set-Off	13
	14.14	Headings	14
	14.15	Confidentiality	14
	14.16	Forward Contract	14
	14.17	Energy Sales Agreement	14
	14.18	Rights of EMMT Subject to Certain Other Agreements	14
	14.19	Special Termination Event	15
	14.20	Risk Management Guidelines	15
Exhibit A	Form of Transaction Summary		16
Exhibit B	EMMT's FERC Rate Schedule No. 1		18
Exhibit C	EME Homer City Generation L.P.'s FERC Rate Schedule No.		19

ii

POWER PURCHASE AND SALE AGREEMENT

        THIS POWER PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into this 31st day of October, 2002, by and between EME Homer City Generation L.P., a Pennsylvania limited partnership, hereinafter referred to as "Homer City" or the "Counterparty", and Edison Mission Marketing & Trading, Inc., a California corporation, hereinafter referred to as "EMMT" (each a "Party" and collectively, the "Parties").

WITNESSETH:

        WHEREAS, EMMT and Counterparty are not end users of Power, and the Power purchased and sold hereunder will not be used for Buyer's consumption; and

        WHEREAS, EMMT and Counterparty may from time to time request of the other to either Purchase and/or Sell Power and enter into Power Purchase and Sale Transactions pursuant to which Power is delivered and received at one or more mutually agreeable Delivery Points; and

        WHEREAS, the Parties desire to set forth certain terms and conditions applicable to any such Power Purchase and Sale Transaction;

        NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions herein contained, EMMT and Counterparty hereby agree as follows:

ARTICLE 1.
DEFINITIONS

        In addition to terms defined elsewhere in this Agreement, the following definitions shall apply hereunder:

          "Affiliate" shall have the meaning set forth in the Participation Agreements.

          "Basic Lease Rent" shall have the meaning set forth in the Participation Agreements.

          "Business Day" means any day on which Federal Reserve member banks in New York City are open for business.

          "Buyer" means the Party hereunder who is obligated to purchase Power during the Period of Delivery specified for that Transaction.

          "Collateral Agent" shall have the meaning set forth in the Participation Agreements.

          "Company" means a Party and "Companies" means the Parties.

          "Contract Price" means the agreed price for the purchase of Power in a Transaction, which will be fair and equitable and would be be agreed to by a prudent person with an nonaffiliated third party and which will be determined in accordance with fair market value based on standard industry practice, and which Counterparty will be able to confirm by conducting reasonable audits on EMMT's procedures for determining fair market value.

          "Contract Quantity" means that quantity of Power which Seller agrees to sell to Buyer, and which Buyer agrees to purchase from Seller in a Transaction.

          "Delivery Point" means the point(s) of delivery agreed in the Transaction.

          "Due Date" means the date on which payments are due hereunder.

          "Energy Sales Agreement" means the Energy Sales Agreement between the Parties dated as of March 18, 1999, until and to the extent superceded by the Master Purchase, Sale and Services

  Agreement entered into or to be entered into by the Parties on or about the date hereof, and thereafter, to the extent so superseding, such Master Purchase, Sale and Services Agreement.

          "EPT" means Eastern Prevailing Time, that is the prevailing time (standard or daylight savings) used at the Delivery Point.

          "Expiration Date" means the date on which an option expires, as specified in the Transaction Summary.

          "Facility Leases" shall have the meaning set forth in the Participation Agreements.

          "Fair Market Value" means such price as is fair and equitable and would be agreed to by a prudent person with a nonaffiliated third party and which for purposes of this Agreement will be determined by EMMT in accordance with fair market value based on standard industry practice, and which Homer City will be able to confirm by conducting reasonable audits on EMMT's procedures for determining fair market value.

          "Homer City Financing Documents" means (i) the Participation Agreement (PA1), dated as of December 7, 2001, between Homer City, Homer City OL1 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (ii) the Participation Agreement (PA2), dated as of December 7, 2001, between Homer City, Homer City OL2 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (iii) the Participation Agreement (PA3), dated as of December 7, 2001, between Homer City, Homer City OL3 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (iv) the Participation Agreement (PA4), dated as of December 7, 2001, between Homer City, Homer City OL4 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (v) the Participation Agreement (PA5), dated as of December 7, 2001, between Homer City, Homer City OL5 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (vi) the Participation Agreement (PA6), dated as of December 7, 2001, between Homer City, Homer City OL6 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (vii) the Participation Agreement (PA7), dated as of December 7, 2001, between Homer City, Homer City OL7 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); (viii) the Participation Agreement (PA8), dated as of December 7, 2001, between Homer City, Homer City OL8 LLC, Wells Fargo National Bank Northwest, National Association, General Electric Capital Corporation, Homer City Funding LLC, The Bank of New York (as Security Agent) and The Bank of New York (as Bondholder Trustee); and (ix) the Letter Agreement dated as of December 7, 2001, between EMMT and The Bank of New York (as Security Agent).

          "Interest Rate" means the lesser of Prime Rate plus 1.0 percent and the maximum lawful rate permitted by applicable law.

          "Insolvency Proceedings" shall have the meaning set forth in section 14.18(b).

          "Lease Event of Default" shall have the meaning set forth in the Participation Agreements.

          "Lease Financing Party" shall mean each Owner Lessor and each Owner Participant.

          "Master Agreement" means this Agreement.

          "Nature of Transaction" means whether the Transaction is non-firm, as set forth in Article 2.2 of this Agreement, or firm, as set forth in Article 2.3 of this Agreement.

          "Operative Documents" shall have the meaning set forth in the Participation Agreements.

          "Owner Lessor" shall have the meaning set forth in the Participation Agreements.

          "Owner Lessor's Percentage" shall have the meaning set forth in the Participation Agreements.

          "Owner Participant" shall have the meaning set forth in the Participation Agreements.

          "Participation Agreement" shall mean each of the Participation Agreements described in the definition of Homer City Financing Documents in this Agreement, and "Participation Agreements" shall mean all of such Participation Agreements.

          "Period of Delivery" means the period of time measured from the date deliveries are to commence under a Transaction through the date deliveries are to terminate under a Transaction, which period shall not exceed twelve (12) months.

          "Power" means electric capacity and/or energy or associated services.

          "Premium" means the premium amount for the purchase or sale of an option to purchase or sell Power as specified in the Transaction Summary.

          "Price" means Contract Price.

          "Prime Rate" means, for any date, the per annum rate of interest announced from time to time by Citibank, N.A., as its "prime" rate for commercial loans, effective for such date as established from time to time by such bank.

          "Quantity" means Contract Quantity.

          "Regulatory Approvals" means, for any Transaction, all applicable state and federal regulatory authorizations, consents, or approvals required for the Transaction to occur.

          "Renewal Rent" shall have the meaning set forth in the Participation Agreements.

          "Rent" shall have the meaning set forth in the Participation Agreements.

          "Revenue Account" shall have the meaning set forth in the Participation Agreements.

          "Risk Management Guidelines" shall have the meaning set forth in Section 14.20.

          "Schedule," "Scheduled," or "Scheduling" means communicating with and confirming with a Transmitting Utility or other parties or Buyer or Seller that a particular amount of Power is to be delivered or received and providing all such information and satisfying all such requirements as may be necessary to cause such Transmitting Utility to recognize and confirm the delivery or receipt of the Power.

          "Seller" means the Party hereunder who is obligated to sell Power during the Period of Delivery specified for that Transaction.

          "Senior Debt" shall have the meaning set forth in Section 14.18(c).

          "Strike Price" means the price at which Buyer may exercise its option to purchase or sell Power or accept a cash payment in lieu thereof.

          "Subordinated Debt" shall have the meaning set forth in Section 14.18(c).

          "Supplemental Lease Rent" shall have the meaning set forth in the Participation Agreements.

          "System Resources" means the electrical systems on which Seller and Buyer, or the third party(ies) designated by them, have arranged for Seller to make and Buyer to receive delivery of Power under this Agreement.

          "Taxes" means all ad valorem, property, occupation, utility, gross receipts, sales, use, excise and other taxes, governmental charges, licenses, permits and assessments, other than taxes based on net income or net worth.

          "Termination Value" shall have the meaning set forth in the Participation Agreements.

          "Transaction" means a particular, specifically agreed to purchase or sale of Power, or a physical derivative of such a purchase or sale, to be performed under this Agreement, as evidenced by the agreement of the Parties documented in accordance with Article 2.1 of this Agreement. The Parties agree that any physically settled option Transaction qualifies as and shall be considered a "trade option" pursuant to 17 C.F.R. Sec. 32.4(a).

          "Transaction Summary" means a written notice setting forth the specific terms of a Transaction, similar to the form set forth on Exhibit "A".

          "Transmitting Utility" means the utility or utilities transmitting power (not Buyer or Seller) to or from the Delivery Point(s) in an individual Transaction hereunder.

ARTICLE 2.
TRANSACTIONS AND COMMITMENTS OF THE PARTIES

        2.1    Form of Contract.    The specific terms of individual Transactions for the sale and delivery, purchase and receipt, and transmission of Power hereunder shall be determined by EMMT at the time of the Transaction and shall be confirmed by the Parties in the manner set forth in this Article 2.1. The specific terms shall include at a minimum (i) the Period of Delivery, (ii) the Contract Price, (iii) the Delivery Point(s), (iv) the Contract Quantity, (v) the Nature of Transaction, (vi) for a Transaction involving an option, the Premium, Strike Price, and Expiration Date, and (vii) such other terms as agreed or such other terms contained in a Transaction Summary. Such terms are collectively referred to herein as the "Economic Terms." The Economic Terms of individual Transactions shall be confirmed in accordance with the following:

          (a)  Each Party shall designate the persons with the authority to agree to Transactions on behalf of such Party ("Authorized Representatives"). The following persons are designated as the initial Authorized Representatives of the Parties:

            (1)  For EMMT: Paul Jacob, Robert McGaughey, and Paul Weiss; and

            (2)  For Homer City: Georgia Nelson, Fred McCluskey, Guy Gorney, Mark Mikulka, Doug McFarlan, Paul Gracey, John Finneran, and Maria Rigatti.

            (3)  The Parties may change their Authorized Representatives pursuant to the notice provisions of Article 14.3.

          (b)  Each Transaction shall be effectuated and evidenced (i) by a written notice executed by an Authorized Representative of EMMT ("Transaction Summary") substantially in the form of Exhibit A hereto or (ii) in a telephonic notice from EMMT to Homer City whereby Homer City is provided with all information that would have been provided in a Transaction Summary, followed as soon thereafter as practicable with a written Transaction Summary; in either case, with reasonably acceptable documentation showing that the Contract Price is at Fair Market Value, taking all parameters of the Transaction into account.

          (c)  In the event of a conflict between the terms of this Agreement and the "Additional Terms" in a Transaction Summary, the terms of this Agreement shall apply to the relevant Transaction unless both Parties have executed the Transaction Summary.

        Each Transaction, and the documentation of such Transaction, shall constitute an integral part of this Agreement and shall be read and construed as one with this Agreement.

        2.2    Non-Firm Transactions.    For purposes of this Agreement, "Non-Firm" means, with respect to a Transaction, that delivery or receipt of Power may be interrupted for any reason, or for no reason, without liability on the part of either Party, except and to the extent a Party fails to give to the other Party timely notice of interruption.

        Either Party may, at its sole discretion and without liability (except for failure to provide notice of interruption within the time specified for such notice in the documentation of the Transaction or this Agreement), interrupt, in whole or in part, the Scheduling of Power at any time for any reason, provided that notice of interruption shall be given to the other Party, and that no such interruption shall be retroactive to any time prior to giving of notice of interruption. In the event the interrupting Party fails to give timely notice of interruption, the interrupting Party shall be liable only for direct actual damages resulting from the failure to timely notify and shall only be liable in the event the non-interrupting Party has exercised all reasonable efforts to minimize and avoid such damages.

        The Parties hereby agree that such actual direct damages shall be computed in the same manner as liquidated damages for the interruption of firm transactions as set forth in Article 3 hereof, with respect to volumes of Power not scheduled or delivered/received prior to notice of interruption and that such damages shall be the sole and exclusive remedy for such event. Both Parties hereby stipulate that such liquidated damages are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages, and each Party hereby waives the right to contest such damages as an unreasonable penalty.

        2.3    Firm Transactions.    For purposes of this Agreement, a Transaction shall be deemed firm to the extent as specified in the terms in the documentation of the Transaction. "Firm" means, with respect to a Transaction, that either Party shall be relieved of its obligations to schedule or deliver/receive without liability only to the extent that, and for the period during which, such performance is prevented by Force Majeure. In the absence of Force Majeure, the interrupting Party shall have the obligations set forth in Article 3.2 of this Agreement.

ARTICLE 3
QUANTITY AND INTERRUPTIONS OF FIRM TRANSACTIONS

        3.1    Quantity.    The quantity of Power to be Scheduled for delivery and receipt, subject to the other provisions of the Agreement and in each Transaction hereunder, shall be the Contract Quantity. The Seller shall be responsible for any transmission losses and loss charges relating to the transmission of Power to the Delivery Point.

        3.2    Interruptions of Firm Transactions.    If the Transaction is a firm Transaction, then with respect to the unauthorized failure to Schedule, deliver, and/or receive in whole or in part the Contract Quantity in accordance with this Agreement or a Transaction:

          (a)  As an alternative to the liquidated damages provisions of Article 3.2(b) below, if the Parties both agree, the non-performing Party may Schedule deliveries or receipts, as the case may be, pursuant to such terms as the Parties agree in order to discharge some or all of the obligation to pay liquidated damages. In the absence of such agreement, the liquidated damages provisions of Article 3.2(b) below shall apply.

          (b)  (1) In the event Seller fails to schedule and to deliver the Contract Quantity, where such failure was not excused by Force Majeure (as defined herein) or by Buyer, Seller shall pay Buyer on the date payment would otherwise be due under this Agreement, pursuant to Article 3.2(b)(3) herein below, an amount for each MWhr of such deficiency equal to the price at which Buyer is, or would be able, to purchase or otherwise receive comparable supplies of Power in a commercially reasonable manner (adjusted to reflect differences in transmission costs, if any) minus the "Contract Price" reflected in the Transaction Summary; provided, however, if the amount determined in the preceding clause is negative, then the amount shall be equal to zero for purposes of calculating the deficiency payment.

            (2)  In the event Buyer fails to schedule and to receive the Quantity, where such failure was not excused by Force Majeure or by Seller, Buyer shall pay the Seller, on the date payment would otherwise be due under this Agreement, pursuant to Article 3.2(b)(3) herein below, an amount for each MWhr of such deficiency equal to the "Contract Price" reflected in the Transaction Summary; minus the price at which Seller is, or would be able, to sell or otherwise dispose of comparable supplies of Power in a commercially reasonable manner (adjusted to reflect differences in transmission costs, if any); provided, however, if the amount determined in the preceding clause is negative, then the amount shall be equal to zero for purposes of calculating the deficiency payment.

            (3)  The Parties agree further that such payments for liquidated damages will become due and payable hereunder, and that the non-performing Party will pay the aggrieved Party any amounts due under this Article 3.2(b) upon receipt by the non-performing Party of a written demand for payment setting forth the basis and calculation, as set forth above, of the amount of liquidated damages demanded, such demand to be sent in accordance with Article 14.3 (Notices) and in accordance with the time schedules of Article 7.1 (date statements would be due) and Article 7.2 (date payment would be due).

            (4)  Notwithstanding any other provision herein, EMMT agrees that it will not enter into Transactions with Homer City on a forward (i.e., more than day-ahead) basis obligating Homer City to pay liquidated damages in respect of a failure by any of the three Homer City generating units to deliver electric energy during the period for which such units are committed unless the liquidated damages payable by Homer City, in combination with any damages payable under the Energy Sales Agreement, total an aggregate amount of less than $200 million.

          (c)  Both Parties hereby stipulate that the liquidated damages set forth in Article 3.2(b) above are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages, and each Party hereby waives the right to contest such damages as an unreasonable penalty.

          (d)  In the event either Party fails to pay to the other Party amounts in accordance with Article 3.2(b) above when due, the aggrieved Party shall have the right to (i) suspend performance under the Transaction for which such amounts are due until such amounts plus interest have been paid, and/or (ii) exercise any remedy available at law or in equity to enforce payment of such amount plus interest.

ARTICLE 4.
DELIVERY POINTS AND RELIABILITY GUIDELINES

        4.1    Delivery Point(s).    Seller shall deliver the Power to Buyer at the Delivery Point(s).

        4.2    Reliability Guidelines.    Each Party agrees to adhere to accepted electric industry practice and specifically adhere to the applicable operating policies, criteria and/or guidelines of the North American Electric Reliability Council ("NERC") and any regional or subregional requirement.

ARTICLE 5
PRICE

        Buyer agrees to pay Seller the Contract Price for Power. The Contract Price will be the total consideration paid by Buyer to Seller for Power Scheduled hereunder subject to Article 11.

ARTICLE 6
TERM

        Subject to the other provisions of this Agreement, the term of this Agreement shall commence on the date first stated above and shall remain in effect for an initial period of one year. This Agreement shall thereafter be in effect from month to month, until terminated by either Party upon 30 days prior written notice; provided, however, no such termination notice shall be effective as to any ongoing Transaction hereunder until both Parties have fulfilled all their obligations hereunder with respect to such Transaction.

ARTICLE 7.
RECORDS AND BILLING

        7.1    Accounting Period.    The accounting period shall be one (1) calendar month. For each calendar month during the term of this Agreement, EMMT shall render to Counterparty (by regular mail, facsimile or other acceptable means pursuant to Article 14.3), on or before the fifth (5th) day of the following calendar month, a statement setting forth (i) the amount of Power received by the Buyer from the Seller for each Transaction, and (ii) the Contract Price for such Power. The Parties hereby agree that they shall discharge mutual debts and payment obligations due and owing to each other on the same date pursuant to all Transactions through netting, in which case all amounts owed by each Party to the other Party hereunder, including any related damages, interest, and payment or credits, shall be netted so that only the excess amount remaining due shall be paid by the Party who owes it. On or before thirty (30) days after sending such statement to Counterparty, or if such day is not a business day, the immediately following business day, the Party owing payment shall render, by wire transfer or other method as agreed upon by the Parties, the total amount to be paid by such Party to the other Party for the Transactions set forth therein pursuant to Article 14.3. If Counterparty, in good faith, disputes a statement, Counterparty shall provide a written explanation of the basis for the dispute.

        7.2    Late Payments.    Late payments shall be payable with interest accrued daily at the lesser of the Prime Rate of interest for commercial loans per annum established by Citibank, New York, New York or its successor, plus one (1%) percent or the highest lawful rate.

        7.3    Billing.

          (a)  The Parties shall discuss disputes using commercially reasonable efforts to resolve the dispute amicably and promptly. Upon determination of the correct billing amount, the proper adjustment shall be paid or refunded promptly, and in no event more than ten (10) days after such resolution, with interest accrued in accordance with Article 7.2 from and including the date such amount should have been paid.

          (b)  The Parties shall have no rights to dispute the accuracy of any bill or payment after a period of one (1) year from the date on which the original bill was delivered.

          (c)  If either Party's records reveals that a bill was not delivered for a specific transaction, either Party may deliver to the other a bill within one (1) year from the date on which the bill should have been delivered under Article 7.1 of this Agreement. Unless otherwise agreed, the payment terms for this bill shall be in accordance with this Agreement and may not be altered without proper notice and agreement between both Parties.

        7.4    Records.    Each Party, or any third party representative of a Party, shall keep complete and accurate records and memoranda of its operations hereunder, and shall maintain such data as may be necessary for the purpose of ascertaining the reasonableness and accuracy of all relevant data, estimates, or statements of charges submitted hereunder for a period of two (2) years from the date of a Transaction. Furthermore, within the stated period of two (2) years from the date of a Transaction, each Party may request in writing copies of the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of this Agreement.

        7.5    Termination.    Article 7 of this Agreement will survive any termination of the Agreement for the purpose of such billing and payment objections.

ARTICLE 8
LIMITATION OF LIABILITY

        8.1    Title Transfer.    Title to Power Scheduled hereunder shall transfer from Seller to Buyer at the Delivery Point.

        8.2    Responsibilities and Liabilities.    The Seller's responsibilities and liabilities extend to the Delivery Point. The Buyer's responsibilities and liabilities originate at and from the Delivery Point.

        8.3    Remedies.    Except for non-payment, the penalties herein are the sole remedies, either at law or in equity, for either Party arising from the performance or non-performance of this Agreement.

        8.4    Limitation of Liability.    FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED IN THIS AGREEMENT, THE LIABILITY OF THE DEFAULTING PARTY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER DAMAGES OR REMEDIES HEREBY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED, THE LIABILITY OF THE DEFAULTING PARTY SHALL BE LIMITED TO DIRECT DAMAGES ONLY, AND ALL OTHER DAMAGES AND REMEDIES, EITHER AT LAW OR IN EQUITY, ARE WAIVED. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES IN TORT, FOR CONTRACT OR OTHERWISE, EITHER AT LAW OR IN EQUITY.

ARTICLE 9
ASSIGNMENT AND SUCCESSION

        Except for assignments to the Collateral Agent executed on or before the date hereof, neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Upon any assignment made in compliance with this Article 9, this Agreement shall inure to and be binding upon the successors and assigns of the assigning Parties. Notwithstanding the foregoing, either Party may, without the need for consent from the other Party, (i) transfer, pledge, or assign this Agreement as security for any financing with financial institutions; (ii) transfer or assign this Agreement to an Affiliate of such Party, provided that all the persons obligated to fulfill the assigning Party's obligations under the Agreement after the assignment have substantially equivalent financial capability to that of all the persons obligated to fulfill the assigning Party's obligations under the Agreement before the assignment, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that any such assignee shall agree to be bound by the terms and conditions hereof.

ARTICLE 10.
FORCE MAJEURE

        10.1    Effect of Force Majeure.    In the event either Party is rendered unable by an event of Force Majeure to carry out wholly or in part its obligations under a Transaction, if such Party gives notice and full particulars of such event of Force Majeure to the other Party as soon as practicable after the occurrence of the event relied on, then the obligations of the Party affected by such event of Force Majeure pursuant to such Transaction, other than the obligation to make payments then due or becoming due hereunder, shall be suspended from the inception and throughout the period of continuance of any such inability so caused, but for no longer period, and such event of Force Majeure shall, so far as practicable, be remedied with all reasonable dispatch; provided, however, that no provision of this Agreement shall be interpreted to require Seller to deliver, or Buyer to receive, Power at points other than the Delivery Point(s).

        10.2    Force Majeure.    The term "Force Majeure" means an event or circumstance which prevents one Party from performing its obligations under one or more Transactions, which event or circumstance was not anticipated as of the date the Transaction was agreed to, which is not within the reasonable control of, or the result of the negligence of, the Party claiming the Force Majeure, and which, by the exercise of due diligence, the Party claiming the Force Majeure is unable to overcome or avoid or cause to be avoided. Force Majeure shall not be based on (i) the loss of Buyer's markets; (ii) Buyer's inability economically to use or resell the Product purchased hereunder; (iii) the loss or failure of Seller's supply; or (iv) Seller's ability to sell the Product at a price greater than the Contract Price. Neither Party may raise a claim of Force Majeure based in whole or in part on curtailment by a transmission provider unless (i) such Party has contracted for firm transmission with a transmission provider for the Product to be delivered to or received at the Delivery Point and (ii) such curtailment is due to "force majeure" or "uncontrollable force" or a similar term as defined under the transmission provider's tariff; provided, however, that existence of the foregoing factors shall not be sufficient to conclusively or presumptively prove the existence of a Force Majeure absent a showing of other facts and circumstances which in the aggregate with such factors establish that a Force Majeure as defined in the first sentence hereof has occurred.

        10.3    Good Electric Operating Practice.    "Good Electric Operating Practice" means the practices, methods and acts engaged in or approved by a significant portion of the electric power industry during the relevant time period, or the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result consistent with reliability, safety, expedition, the requirements of governmental agencies having jurisdiction and, if appropriate or relevant under the Transaction in question, at the lowest reasonable cost; such term is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to constitute a spectrum of acceptable practices, methods or acts.

        10.4    Interruption by Transmitting Utility.    In a firm Transaction pursuant to Article 2.3, interruption by a Transmitting Utility shall not be deemed to be Force Majeure unless (i) the Party contracting with such Transmitting Utility shall have made arrangements with such Transmitting Utility for the firm transmission, as defined under the Transmitting Utility's tariff, of the Power to be Scheduled hereunder and (ii) such interruption is due to a Force Majeure as defined under the Transmitting Utility's tariff.

ARTICLE 11
TAXES

        11.1    Allocation of and Indemnity for Taxes.    The Contract Price paid hereunder includes full reimbursement for and Seller is liable for and shall pay or cause to be paid, or reimburse Buyer if Buyer shall have paid, all Taxes applicable to the Power sold hereunder prior to the Delivery Point(s) which are in effect and at the rates that are in effect on the date that a Transaction is entered into ("Seller's Taxes"). In the event Buyer is required to remit any of Seller's Taxes, the amount thereof shall be deducted from any sums becoming due to Seller hereunder. Seller shall indemnify, defend and hold Buyer harmless from any liability against all Seller's Taxes. The Contract Price does not include reimbursement for and Buyer is liable for and shall pay or cause to be paid, or reimburse Seller if Seller shall have paid, all Taxes applicable to the Power sold hereunder at and after the Delivery Point including Taxes imposed by a taxing authority with jurisdiction over Buyer which are in effect and at the rates that are in effect on the date that a Transaction is entered into ("Buyer's Taxes"). Buyer shall indemnify, defend and hold Seller harmless from any liability against all Buyer's Taxes.

        11.2    Cooperation.    Both Parties shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with their intent to minimize Taxes.

ARTICLE 12
ARBITRATION

        Any dispute or need of interpretation arising out of this Agreement shall be submitted to binding arbitration by one arbitrator qualified by education, experience or training to render a decision upon the issues in dispute and who has not previously been employed by either Party, and does not have a direct or indirect interest in either Party or the subject matter of the arbitration.

        Such arbitrator shall either be mutually agreed by the Parties within thirty (30) days after written notice from either Party requesting arbitration, or failing agreement, the arbitration shall be conducted by a panel of three arbitrators having the qualifications set forth in the preceding sentence, one to be selected by each Party and the third arbitrator to be selected by the two arbitrators selected by the Parties. If either Party fails to notify the other Party of the arbitrator selected by it within ten (10) days after receiving notice of the other Party's arbitrator, or if the two arbitrators selected fail to select a third arbitrator within ten (10) days after notice is given of the selection of the second arbitrator, then such arbitrator shall be selected under the expedited rules of the American Arbitration Association (the "AAA").

        Such arbitration shall be held in New York, New York. Each Party shall divide equally the cost of the hearing, and each shall be responsible for their own expenses and those of their counsel or other representative. The commercial arbitration rules of the AAA shall apply to the extent not inconsistent with the rules specified above.

ARTICLE 13
EVENTS OF DEFAULT

        13.1    Event of Default.    "Event of Default" means the occurrence of any of the following events with respect to a Party (the "Defaulting Party", the other Party being the "Non-Defaulting Party"):

          (a)  the Defaulting Party fails to make any payment which it is obligated to make pursuant to this Agreement to the Non-Defaulting Party which nonpayment continues for three (3) Business Days after written notice of such default is given by the other Party;

          (b)  any representation or warranty of the Defaulting Party pursuant to this Agreement shall prove to have been false or misleading in any material respect when made or deemed made;

          (c)  the Defaulting Party fails to observe and perform any other covenant or obligation contained in this Agreement or the Transaction Summary and such failure continues for at least five (5) Business Days after written notice of such failure is given to the Defaulting Party; or

          (d)  the Defaulting Party

            (i)    makes a general assignment or arrangement for the benefit of its creditors;

            (ii)  (A) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or (B) has such petition filed or a proceeding commenced against it and, in the case of a petition filed or proceeding commenced against it, such petition or proceeding results in a judgment of insolvency or bankruptcy or the entry of any order for relief or the making of an order for the winding-up or liquidation of such entity, or is not dismissed, discharged, stayed or restrained within twenty (20) Business Days of the filing or commencement thereof;

            (iii)  otherwise becomes bankrupt or insolvent (however evidenced);

            (iv)  fails or is unable or admits in writing its inability generally to pay its debts as they become due;

            (v)  is dissolved (other than pursuant to a consolidation, acquisition, amalgamation or merger);

            (vi)  has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, acquisition, amalgamation or merger);

            (vii) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets;

            (viii)has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and subject secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

            (ix)  causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (d)(i) to (viii) (inclusive); or

            (x)  takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

        13.2    Rights Under Agreement.    Except as otherwise provided herein, each Party reserves to itself all rights, counterclaims, set-offs, and other defenses which it is or may be entitled to arising from or out of the Agreement.

        13.3    Termination Upon Default.    Upon the occurrence of an Event of Default, the Non-Defaulting Party shall have the right to terminate any Transaction upon written notice to the Defaulting Party in addition to any other right or remedy the Non-Defaulting Party may have under this Agreement or at law, except as otherwise limited by this Agreement.

ARTICLE 14
MISCELLANEOUS

        14.1    Regulatory.    It is understood by the Parties that this Agreement and performance hereunder is subject to all present and future valid and applicable laws, orders, statutes, and regulations of courts or regulatory bodies (state or federal) having jurisdiction over EMMT, Counterparty, or any Transaction hereunder. The rights of the Parties hereunder to Schedule the purchase and sale of Power shall not be effective until all Regulatory Approvals have been obtained; provided, however, that if Regulatory Approvals are not issued by applicable governmental authorities by such Transaction, either Party may terminate such Transaction without further obligation or liability to the other Party.

        14.2    Authorizations.    The Parties hereto represent that they have (or will have at the time of documentation of any Transaction and at the time of delivery and receipt of Power thereunder) all requisite legal, corporate and governmental authorizations necessary or proper to consummate such Transactions and to consummate this Agreement, and that the persons signing this Agreement and consummating Transactions hereunder have been duly authorized to do so.

        14.3    Notices.    Except as otherwise provided for in this Agreement, any notice (except of an operational nature), request, demand, statement, or payment provided for in this Agreement shall be confirmed in writing and shall be made as specified below; provided, however, that notices of interruption may be provided verbally, effective immediately and, upon request, confirmed in writing. A notice sent by facsimile transmission shall be deemed received by the close of the Business Day on which such notice was transmitted or such earlier time as confirmed by the receiving Party, and notice by overnight mail or courier shall be deemed to have been received two (2) Business Days after it was sent or such earlier time as is confirmed by the receiving Party unless it confirms a prior verbal communication in which case any such notice shall be deemed received on the day sent. The addresses of the Parties are as follows:

NOTICES & CORRESPONDENCE:
Edison Mission Marketing & Trading, Inc. 160 Federal Street Boston, MA 02110 Attn: Counsel, Electricity Trading Telephone: (617) 912-6000 Facsimile: (617) 912-6001	EME Homer City Generation L.P. 440 South Lasalle, Suite 3500 Chicago, IL 60605 Attn: General Counsel/Vice President of Business Management Telephone: (312) 583-6000 Facsimile: (312) 583-4946
INVOICES:
Edison Mission Marketing & Trading, Inc. 160 Federal Street Boston, MA 02110 Attn: Accounting Facsimile: (617) 912-5702	EME Homer City Generation L.P. 400 Soute Lasalle, Suite 3500 Chicago, IL 60605 Attn: Controller Telephone: (312) 583-6000 Facsimile: (312) 583-4946
PAYMENTS:
Fleet Bank
1 Federal St., Boston, MA 02210
ABA Routing No.: 011-500-010
Account Number: 056-225-6897
Account of: Edison Mission Marketing &
Trading, Inc.—Trade Account
Verification: Accounting
Facsimile: (617) 912-5702	United States Trust Company of New York
114 West 47th St., 25th Floor, New York, NY 10036
ABA Routing No.: 021001318
Account Number: 09039700
Account of: EME Homer City Generation,
L.P. Revenue Fund Account
Verification:
Facsimile:

or to such other address as EMMT or Counterparty shall from time to time designate by letter properly addressed.

        14.4    Costs.    The prices stated herein include any and all costs incurred by the Seller related to the electric energy transaction pursuant to this Agreement including, but not limited to, Seller's transmission costs to the Delivery Point, Seller's fuel costs, Seller's out-of-pocket costs (variable O&M), Seller's emission allowance costs, and new and existing taxes of any nature imposed on the Seller up to and prior to the Delivery Point.

        14.5    Expenses.    Buyer is responsible for all expenses at and extending from the Delivery Point.

        14.6    Consent to Recording.    The Parties, and their respective employees involved in such recordings, agree that each may electronically record all telephonic conversations between them and that any such recordings may be submitted in evidence to any court or in any proceedings for the purpose of establishing any matters pertinent to any Transaction(s).

        14.7    Entirety.    This Agreement, the Exhibits hereto, and the documentation of each Transaction hereunder pursuant to Article 2.1 constitute the entire Agreement between the Parties hereto. There are no prior or contemporaneous agreements or representations affecting the same subject matter other than those herein expressed. Except for those matters which, in accordance with Article 2.1 of this Agreement, may be resolved by verbal agreement between the Parties and documented, it is further agreed that no amendment, modification or change herein shall be enforceable, except as specifically provided for in this Agreement, unless reduced to writing and executed by both Parties.

        14.8    GOVERNING LAW.    INCLUDING ANY COUNTERCLAIMS AND CROSS CLAIMS ASSERTED IN SUCH ACTION, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF NEW YORK, WITHOUT REGARD TO THE LAW OF SUCH STATE REQUIRING THE APPLICATION OF THE LAW OF ANOTHER STATE.

        14.9    Non-Waiver.    No waiver by either Party hereto of any one or more defaults by the other in the performance of any of the provisions of this Agreement, shall be construed as a waiver of any other default or defaults whether of a like kind or different nature.

        14.10    UCC Applicability.    Except as otherwise provided for herein, the provisions of the Uniform Commercial Code ("UCC") of the state whose laws shall govern this Agreement shall be deemed to apply to all transactions and electric power (both energy and capacity) shall be deemed to be "goods" for purposes of the UCC. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MERCHANTABILITY OR FITNESS OF ELECTRIC POWER SOLD FOR ANY PARTICULAR PURPOSE.

        14.11    Severability.    Except as otherwise stated herein, any provision, article or section declared or rendered unlawful by a court of law or regulatory agency with jurisdiction over the Parties, or deemed unlawful because of a statutory change, will not otherwise affect the lawful obligations that arise under this Agreement.

        14.12    Security.    Should either Party's creditworthiness or financial responsibility become unsatisfactory to the other in its reasonably exercised discretion at any time during which this Agreement is in effect, the dissatisfied Party may require at its option either (i) the posting of a letter of credit or (ii) cash prepayments or (iii) other security in a form acceptable to it. If the Party in question fails to provide satisfactory assurances, the dissatisfied Party shall have the right, with two (2) days written notice, to (i) suspend performance until such assurances are made, and/or (ii) exercise any remedy available at law or in equity (including, without limit, termination of any Transaction or this Agreement).

        14.13    Set-off.    Each Party reserves to itself all rights, set-offs, counterclaims and other remedies and/or defenses to which it is or may be entitled arising from or out of this Agreement as a result of default by the other Party. In the event of a default, all outstanding Transactions and the obligations to make payment in connection therewith, under this Agreement may be offset against each other, set-off or recouped therefrom.

        14.14    Headings.    The headings used for the Articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement.

        14.15    Confidentiality.    The Parties shall keep the terms of this Agreement and any Transaction confidential, except to the extent such information must be disclosed for the purpose of effectuating any Transactions or as may be required to be disclosed by regulatory bodies or to vested interest owners or pursuant to the Homer City Financing Documents.

        14.16    Forward Contract.    The Parties acknowledge and agree that all Transactions constitute "forward contracts" and that the Parties are "forward contract merchants," as those terms are used in the United States Bankruptcy Code, and that all Transactions hereunder, together with this Agreement, form a single, integrated agreement.

        14.17.    Energy Sales Agreement.    The Parties acknowledge that they are also parties to the Energy Sales Agreement, and that all transactions between them regarding electric energy and capacity not explicitly covered by a confirmation in accordance with this Agreement are subject to the terms and conditions of the Energy Sales Agreement and the netback terms contained therein; provided, however, that the transactions embodied in four (4) confirmations dated September 24, 2001, the two (2) confirmations dated November 28, 2001, the three (3) confirmations dated April 15, 2002, the confirmation dated April 19, 2002, the confirmation dated May 1, 2002, and the confirmation dated June 1, 2002, related to transactions between the Parties which contemplated, in Special Conditions (1) the execution between the Parties of a "Master (Umbrella) Agreement," shall be governed by this Agreement.

        14.18    Rights of EMMT Subject to Certain Other Agreements.

        (a)  Any provision in this Agreement which, on its face, would create a default for Homer City under the Homer City Financing Documents, shall be void ab initio, provided that the remaining terms and conditions of this Agreement shall remain in full force and effect. No Transaction shall be consummated hereunder unless such Transaction would be permitted pursuant to the Homer City Financing Documents.

        (b)  Prior to the date which is six (6) years and one (1) day after the later of (i) the termination of the last of the Facility Leases in accordance with its terms and (ii) the payment in full of all outstanding Rent (including without limitation, Basic Lease Rent, Renewal Rent, Supplemental Rent and Termination Value), EMMT will not (and will not permit any of its Subsidiaries to) voluntarily (x) commence against, or join with any other Person in commencing against, Homer City or any of its limited partners or general partners any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States, any state of the United States or the District of Columbia (collectively, "Insolvency Proceedings"), (y) cause Homer City or any of its limited partners or general partners to commence any Insolvency Proceedings with respect to Homer City or any of its limited partners or general partners nor (z) consent to, or facilitate, assist, encourage, support or take any other action in furtherance of or for the purpose of effecting, any of the foregoing;

        (c)  In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of Homer City or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any federal or state bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of Homer City or otherwise, the Owner Lessors and each other Lease Financing Party shall be entitled to receive indefeasible payment in full of the Rent (including without limitation, Basic Rent, Termination Value and Supplemental Rent) and all other amounts under any of the Operative Documents, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, including without limitation all fees, expenses, indemnities, expense reimbursement obligations and all other obligations and liabilities of Homer City under the Operative Documents (such obligations being, collectively, the "Senior Debt") before EMMT is entitled to receive (by way of payment, offset or otherwise) all or any portion of any indebtedness and other liabilities (including without limitation any claims for liquidated damages or breach of contract) of Homer City now or hereafter owing to EMMT (collectively, the "Subordinated Debt") and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to such Subordinated Debt in any such case, proceeding, assignment, marshaling or otherwise (including any payment that may be payable by reason of any other indebtedness of Homer City being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Collateral Agent (for deposit into the Revenue Accounts under each Participation Agreement (in each case, in an amount equal to such Owner Lessor's Percentage thereof)) for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the applicable Senior Debt until such Senior Debt shall have been indefeasibly paid in full in cash.

        14.19    Special Termination Event.    This Agreement shall terminate at such time as EMMT ceases to be an Affiliate of Homer City or upon the exercise of remedies following the occurrence of a Lease Event of Default; provided, that no Transaction under this Agreement shall be terminated upon the exercise of remedies to the extent (but only to the extent) that EMMT has, in reliance on this Agreement and prior to the Owner Participant giving notice to Homer City of the occurrence of a Lease Event of Default (which notice shall not be given prior to the occurrence of a Lease Event of Default or continue to be effective following the cure by Homer City of such Lease Event of Default), entered into a Transaction with an unrelated third party pursuant to which EMMT has agreed to sell to, or acquire from, such third party the Product which EMMT had contracted to acquire from, or sell to, Homer City pursuant to this Agreement (or which EMMT, promptly after entering into such Transaction with such unrelated third party, contracts to acquire from, or sell to, Homer City pursuant to this Agreement).

        14.20    Risk Management Guidelines.    The Transactions will be entered into according to the guidelines established and amended from time to time (the "Risk Management Guidelines") by the Americas Operating, Commercial, Risk Management Committee, which includes senior officers and representatives of both EMMT and Homer City. EMMT shall be required to use commercially reasonable care in developing and executing Transactions so as to comply with the Risk Management Guidelines.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals to be effective as of the day and year first written above.

EME Homer City Generation L.P.			Edison Mission Marketing & Trading, Inc.
By:	MISSION ENERGY WESTSIDE, INC., As General Partner
By:	/s/ JOHN FINNERAN John Finneran		By:	/s/ PAUL D. JACOB Paul D. Jacob
	Title:	Vice President		Title:	President

EXHIBIT A

[LOGO]

Fax Date:

To:
EME Homer City Generation, L.P.
Attn: Fax:

TRANSACTION SUMMARY

Subject to Master Agreement Between the Companies

        The following memorializes the terms of a transaction agreed to by EMMT Trader Name, Edison Mission Marketing & Trading, Inc. ("EMMT"), and [N/A] EME Homer City Generation L.P. ("Homer City") on Trade Date.

Seller:
Buyer:
Agree Date:	Trade Date
EMMT Ref. No.:
Term:	Flow Date Start—Flow Date End
Type:

Schedule, Quantity, and Price

Term	Quantity (MW)	Price (US$)	Deliver To
Flow Date Start—Flow Date End	Quantity MW

Additional Terms

Damages

        Damages for Non-Performance

  (1)
  For a firm transaction, if the Buyer fails to schedule and/or receive the Quantity, where such failure was not excused by a physically caused uncontrollable force or by Seller, Buyer shall pay Seller (on the date payment would otherwise be due under this transaction) an amount for each MWh of such deficiency equaling the sum of: (i) the price reflected herein minus (ii) the price at which Seller is, or would be able, to sell or otherwise dispose of comparable supplies of power in a commercially reasonable manner (adjusted to reflect differences in transmission costs, if any); provided, however, if the amount determined in the preceding clause is negative, then the amount shall be equal to zero for purposes of calculating the deficiency payment.

  (2)
  For a firm transaction, if the Seller fails to schedule and/or deliver the Quantity, where such failure was not excused by a physically caused uncontrollable force or by Buyer, Seller shall pay Buyer (on the date payment would otherwise be due under this transaction) an amount for each MWh of such deficiency equaling the sum of: (i) the price at which Buyer is, or would be able to, purchase or otherwise receive comparable supplies of power in a commercially reasonable manner (adjusted to reflect difference in transmission costs, if any)

    minus (ii) the Price reflected herein; provided, however, if the amount determined in the preceding clause is negative, then the amount shall be equal to zero for purposes of calculating the deficiency payment.

  (3)
  Both Parties hereby stipulate that the payment obligations set forth above are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages and each Party hereby waives the right to contest such payments as an unreasonable penalty.

  (4)
  Should either Party's creditworthiness, financial responsibility, or performance become unsatisfactory to the other in its reasonably exercised discretion at any time during which this Transaction is in effect, the dissatisfied Party may require at its option either (i) the posting of a letter of credit or (ii) cash prepayments or (iii) other security in a form acceptable to it. If the party in question fails to provide satisfactory assurances, the dissatisfied Party shall have the right, with (2) days written notice, to (i) suspend performance until such assurances are made, and/or(ii) exercise any remedy available at law or in equity (including, without limit, termination of this Transaction).

Delivery Point

        [Point of Delivery}

Schedule Requirements

        Parties to preschedule according to their respective scheduling obligations.

Consent

        The Parties agree that each may electronically record all telephonic conversations between them and that any such recordings may be submitted in evidence to any court or in any proceedings for the purpose of establishing any matters pertinent to any Transaction.

Payments to be made in funds that are available by the Due Date.

Regards,

          By: [EMMT Authorized Representative]

          Title:

          Date:

        If you do not agree with the above, please contact [Allison Sutcliffe, Operations Analyst, at (617) 912-5943 by voice, or (617) 912-5701] by fax.

EXHIBIT B

EDISON MISSION MARKETING & TRADING, INC.

FERC RATE SCHEDULE NO. 1

        1.    Availability:    Edison Mission Marketing & Trading, Inc. ("EMMT" or "Seller") makes electric energy and capacity available under this rate schedule to any purchaser for resale, except as prohibited by paragraph 5 below. Seller also makes available ancillary services that have been sold to Seller at market-based rates pursuant to a rate schedule that has been accepted for filing by the Federal Energy Regulatory Commission, to any purchaser except as prohibited by paragraph 5 below.

        2.    Applicability:    This schedule is applicable to all sales of energy or capacity and all sales of ancillary services by Seller not otherwise subject to a particular rate schedule of Seller.

        3.    Rates:    All sales shall be made at rates established by agreement between Seller and the purchaser.

        4.    Other Terms and Conditions:    All other terms and conditions shall be established by agreement between Seller and the purchaser.

        5.    Affiliate Sales Prohibited:    No sale may be made pursuant to this rate schedule to Southern California Edison Company or any other franchised electric utility affiliate of Seller, except for such sales as may be made through a power exchange, through a bid price market coordinated by an independent system operator, or unknowingly through an unaffiliated third party; and no energy, capacity, or ancillary services purchased from such a franchised electric utility affiliate may be sold under this rate schedule, except for such energy, capacity, or services as may be purchased through a power exchange, through a bid price market coordinated by an independent system operator, or unknowingly through an unaffiliated third party.

        6.    Reassignment of Transmission:    EMMT may reassign transmission capacity that it has reserved for its own use at a price not to exceed the highest of: (1) the original transmission rate paid by EMMT; (2) the applicable transmission provider's maximum stated firm transmission rate on file at the time of the transmission reassignment; or (3) EMMT's opportunity costs, capped at the applicable transmission provider's cost of expansion at the time of the sale to the eligible customer. EMMT will not recover opportunity costs in connection with reassignments without making a separate filing under section 205 of the Federal Power Act. Except for the price, the terms and conditions under which the reassignment is made shall be the terms and conditions governing the original grant by the transmission provider. Transmission capacity may only be reassigned to a customer eligible to take service under the transmission provider's open access transmission tariff or other transmission rate schedules. EMMT will report the name of the assignee in its quarterly reports.

        7.    Effective Date:    This rate schedule is effective on and after the earlier of either the date of acceptance for filing by the Federal Energy Regulatory Commission or February 5, 1999.

EXHIBIT C

EME HOMER CITY GENERATION L.P.

FERC RATE SCHEDULE NO. 1

        1.    Availability:    EME Homer City Generation, L.P. ("EMEHCG") will make wholesale capacity, energy, and ancillary services from the Homer City Electric Generating Station available under this rate Schedule as follows:

          (a)    Electric Capacity and Energy:    EMEHCG may sell Electric Capacity and Energy from the Homer City Electric Generating Station to any purchaser for resale, except as prohibited in paragraph 5.

          (b)    Ancillary Services:    EMEHCG may sell the Ancillary Services of Spinning Reserve, 10-minute Non-Spinning Reserve, 30-minute Reserve, and Regulation from the Homer City Electric Generating Station to the New York ISO or the PJN ISO or to any purchaser for self-supply or resale within the control areas of New York ISO or PJM ISO, except as prohibited in paragraph 5.

          (c)    EMEHCG Discretion:    The determination as to whether to enter into agreements under this Tariff shall be made at EMEHCG's sole discretion. EMEHCG reserves the right to require a demonstration of creditworthiness to EMEHCG's satisfaction of any agreement under this Tariff.

        2.    Applicability:    This schedule is applicable to all wholesale sales of Electric Capacity, Energy, Spinning Reserve, 10-minute Non-Spinning Reserve, 30-Minute Reserve, and/or Regulation by EMEHCG from the Homer City Electric Generating Station not otherwise subject to a particular rate schedule of EMEHCG.

        3.    Rates:    all sales shall be made at rates established by agreement between the purchaser and EMEHCG. EMEHCG may agree to have its rates determined by competitive bidding.

        4.    Other Terms and Conditions:    All other terms and conditions shall be established by agreement between the purchaser and EMEHCG.

        5.    Franchised Utility Affiliate Sales Prohibited:    No sales may be made pursuant to this Rate Schedule to a public utility with a franchised electric service area that is owned or controlled by, under common ownership or control with, or that controls or owns EMEHCG except pursuant to a separate filing under Section 205 of the Federal Power Act.

        6.    Effective Date:    This Rate Schedule shall be effective on the date specified by the Federal Energy Regulatory Commission.

QuickLinks

  Exhibit 10.35
POWER PURCHASE AND SALE AGREEMENT between EME Homer City Generation L.P. and Edison Mission Marketing & Trading, Inc.
TABLE OF CONTENTS
POWER PURCHASE AND SALE AGREEMENT
WITNESSETH
ARTICLE 1. DEFINITIONS
ARTICLE 2. TRANSACTIONS AND COMMITMENTS OF THE PARTIES
ARTICLE 3 QUANTITY AND INTERRUPTIONS OF FIRM TRANSACTIONS
ARTICLE 4. DELIVERY POINTS AND RELIABILITY GUIDELINES
ARTICLE 5 PRICE
ARTICLE 6 TERM
ARTICLE 7. RECORDS AND BILLING
ARTICLE 8 LIMITATION OF LIABILITY
ARTICLE 9 ASSIGNMENT AND SUCCESSION
ARTICLE 10. FORCE MAJEURE
ARTICLE 11 TAXES
ARTICLE 12 ARBITRATION
ARTICLE 13 EVENTS OF DEFAULT
ARTICLE 14 MISCELLANEOUS
  EXHIBIT A
Additional Terms
  EXHIBIT B
EDISON MISSION MARKETING & TRADING, INC. FERC RATE SCHEDULE NO. 1
  EXHIBIT C
EME HOMER CITY GENERATION L.P. FERC RATE SCHEDULE NO. 1